UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): January 21, 2008

FUSHI COPPERWELD, INC.

(Exact name of Registrant as specified in charter)

Nevada	0-19276	13-3140715
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1 Shuang Qiang Road, Jinzhou, Dalian, People’s Republic of China	116100
(Address of principal executive offices)	(Zip Code)

Registrant's telephone number, including area code: (011)-86-411-8770-3333

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act(17CFR230.425)

☐	Soliciting material pursuant to Rule14a-12 under the Exchange Act (17CFR240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17CFR240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17CFR240.13e-4(c))

Item 5.02. Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers

On January 21, 2008, the Fushi Copperweld, Inc. (the “Company”) Board of Directors passed a resolution by unanimous written consent to (i) accept the resignation of Yue Mathus Yang as a Director, President and from all other positions with the Company and its affiliates and (ii) appoint Wenbing Chris Wang as a Director and Company President, with immediate effect.

Mr. Yang resigned from the Company in order to pursue other opportunities.

Mr. Wang currently serves as the Company’s Chief Financial Officer and will continue in that position. As of the date of this Current Report, Mr. Wang does not receive any additional compensation for He will not receive any additional compensation for serving as a Company Director and its President.

Wenbing Chris Wang has served as the Company’s Chief Financial Officer since December 13, 2005. Mr. Wang served as an Executive Vice President of Redwood Capital, Inc. from November 2004 to March 2005, with specific focus on providing strategic and financial advisory services to China-based clients seeking access to the U.S. capital markets. Mr. Wang previously served as Assistant VP of Portfolio Management at China Century Investment Corporation from October 2002 to September 2004 and previously worked for Credit Suisse First Boston (HK) Ltd. Fluent in both English and Chinese, Mr. Wang holds an MBA in Finance and Corporate Accounting from Simon Business School of University of Rochester.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

FUSHI COPPERWELD, INC.

Date: January 23, 2008
/s/ Chris Wang
Chris Wang
Chief Financial Officer and President